Exhibit 99.2

Fourth Quarter and Full Year 2013 Earnings Conference Call
Prepared Remarks

About the Prepared Remarks
The following commentary is provided by management and should be read in conjunction with Ameresco’s fourth quarter and full year 2013 earnings press release. These remarks represent management’s current views on the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into our performance in advance of the earnings call. With respect to the non-GAAP financial measures contained in these prepared remarks, a discussion of and a reconciliation between GAAP and non-GAAP results is provided at the end of these remarks.

Earnings Conference Call and Webcast
Ameresco will hold its earnings conference call today, March 13th, at 8:30 a.m. ET to discuss fourth quarter and full year 2013 results, business outlook and strategy, to be followed by questions and answers. Participants may access it by dialing domestically 888.713.4199 or internationally 617.213.4861. The passcode is 18247163. Participants are advised to dial into the call at least ten minutes prior to the call to register. A live, listen-only webcast of the conference call will also be available over the Internet. Individuals wishing to listen can access the call through the “Investor Relations” section of the Company’s website at www.ameresco.com. If you are unable to listen to the live call, the webcast will be archived on the Company’s website shortly after the call and be available for one year.

Safe Harbor Statement
Any statements in these remarks or on the ensuing conference call about future expectations, plans and prospects for Ameresco, Inc., including statements about market conditions, pipeline and backlog, as well as estimated future revenues and net income, and other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the timing of, and ability to, enter into contracts for awarded projects on the terms proposed; the timing of work we do on projects where we recognize revenue on a percentage of completion basis, including the ability to perform under recently signed contracts without unusual delay; demand for our energy efficiency and renewable energy solutions; our ability to arrange financing for our projects; changes in federal, state and local government policies and programs related to energy efficiency and renewable energy; the ability of customers to cancel or defer contracts included in our backlog; the effects of our recent acquisitions; seasonality in construction and in demand for our products and services; a customer’s decision to delay our work on, or other risks involved with, a particular project; availability and costs of labor and equipment; the addition of new customers or the loss of existing customers; and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the U.S. Securities and

Exchange Commission on March 18, 2013. In addition, the forward-looking statements included in these prepared remarks represent our views as of the date of these prepared remarks. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of these prepared remarks.

Use of Non-GAAP Financial Measures
These prepared remarks and the accompanying tables include references to adjusted EBITDA and adjusted free cash flow, which are non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses them, please see the section at the end of these prepared remarks titled “Explanation of Non-GAAP Financial Measures”. For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the section at the end of these prepared remarks titled “GAAP to Non-GAAP Reconciliation”.

Opening Remarks
Results for the fourth quarter were mixed. While revenues were in line with our revised expectations, gross profit and earnings were not.

As expected, fourth quarter revenues included approximately $33 million from the sale of six renewable energy plants, which were substantially completed during the quarter; strong year-over-year growth from the U.S. Federal and Canada segments as well as the northwest region within the U.S. Regions segment; and approximately 7% revenue growth from our all other service offerings.

Fourth quarter gross profit and earnings were materially affected by the gross margin realized on the sale of the six renewable energy plants, which was below our original expectations. We also did not realize the expected benefit from a number of project closeouts during the quarter. Further, we experienced a handful of project cost overruns and a customer warranty issue in the fourth quarter.

Our fully contracted backlog as of the end of the year was essentially flat both sequentially and year-over-year at $361.9 million. We did not see the substantial improvement we were expecting as we continued to experience delays in converting awarded projects. The weighted average conversion time of an awarded project to a signed contract in the fourth quarter was 12 months. While this is a welcome improvement, it is more indicative of fewer signed contracts than anticipated during the quarter and a lower than average project size compared to the historical average. The weighted average conversion time for full year 2013 was 16 months.

Market conditions continued to be challenging and energy efficiency project delays a common occurrence. While some of our regions and the U.S. Federal segment appear to have reached bottom, we have not observed a sustained improvement or any indication that would suggest that we are approaching a near-term inflection point. In the meantime, we have continued to diversify our exposure to energy efficiency projects through an increase in revenue streams from annuity-based and other energy service offerings, which helped offset the effect of current market conditions in our core business. For example, during 2013:

•	We broadened our service offering by adopting a renewable energy business model throughout the Company;

•	We expanded our footprint into the United Kingdom with the ESP acquisition;

•	We invested in enhancing our value proposition through analytics solutions; and

•	We made progress in diversifying our customer mix.

Fourth Quarter and Full Year 2013 Financial Performance
Certain prior period results in these prepared remarks have been revised as compared to previously reported results. See the section titled Reclassification of Consolidated Statement of Cash Flows below. In addition, we have modified our segment reporting to be more in line with how we manage our business. Our reported segments are as follows: U.S. regions, U.S. Federal, Canada, Small-Scale Infrastructure, and All Other & Corporate Activity.

Revenues for the fourth quarter increased 12% from $156.6 million in 2012 to $176.1 million for 2013. The primary driver of the revenue increase was the sale of six renewable energy plants.

Gross profit for the fourth quarter decreased from $33.0 million in 2012 to $28.4 million for 2013. The primary reasons were an unfavorable mix of lower margin renewable energy projects and cost overruns.

Fourth quarter operating income decreased from $6.3 million in 2012 to $3.0 million for 2013. Lower gross profit more than offset a year-over-year decrease in selling, general and administrative expenses.

Fourth quarter adjusted EBITDA, a non-GAAP financial measure, decreased from $13.0 million in 2012 to $8.7 million for 2013 for similar reasons.

As a result, fourth quarter net income decreased from $5.1 million in 2012 to $1.6 million for 2013.

Fourth quarter 2013 net income per diluted share was $0.03, compared to $0.11 for 2012.

For the full year ended December 31, 2013, revenues decreased 9% from $631.2 million in 2012 to $574.2 million for 2013. A 15% year-over-year decrease in project revenues related to delays caused by market conditions more than offset a 7% increase from our all other service offerings.

Full year adjusted EBITDA decreased from $52.4 million in 2012 to $29.9 million for 2013. Full year 2013 adjusted EBITDA excluded depreciation of $12.6 million related to project assets and $3.1 million for property and equipment, compared to $11.2 million and $2.8 million, respectively, in 2012.

Full year net income decreased from $18.4 million in 2012 to $2.4 million for 2013. Net income per diluted share was $0.05, compared to $0.40 for 2012.

The full year effective tax rate for 2013 was 12.5%. We expect the effective tax rate in 2014 to be 19% using the mid-point of our 2014 guidance range for net income.

Adjusted free cash flow, a non-GAAP financial measure, used $22.9 million during the quarter, which reflects $40.0 million in proceeds from U.S. federal energy savings performance contract (ESPC) projects.

The net investment in renewable energy project assets that we will own and operate was $24.5 million in 2013.

In light of recent 2013 results, we amended our senior secured credit facility to waive the minimum EBITDA requirement for 2013, and to modify that minimum amount as well as financial ratios related to EBITDA during 2014, to accommodate the lagged effect of 2013 results on those requirements.

We ended the year with a fully contracted backlog of $362 million. During the fourth quarter, we converted approximately $125 million of awards to signed contracts and revenue generated from backlog was approximately $129 million.

In 2013, we started the year with $367 million in fully contracted backlog. Of that, $205 million was converted to revenue during 2013. In addition, $183 million from pipeline converted to fully contracted backlog and contributed to revenue during 2013. The remaining $186 million in revenue came from the all other service offerings.

Further Full Year Insights
Revenues from all other service offerings; which includes small-scale infrastructure, integrated-PV, operations and maintenance (O&M), Enterprise Energy Management and consulting services, increased 7% year-over-year to $186 million. We expect revenues from all other service offerings to increase 6% in 2014 using the mid-point of our guidance assumption for revenues from all other service offerings. Please see additional details about each offering below.

Small-scale infrastructure is now a reported segment and includes small-scale renewable energy plants that we have designed and developed for our own portfolio.

Revenue from small-scale infrastructure increased by 6% year-over-year. Of the four renewable energy plants that experienced interconnection delays in 2013, two were placed into operation during the first quarter of 2014. The other two plants are expected to go into operation before the end of the second quarter of 2014. As a result, revenue from small-scale infrastructure is expected to increase more than 20% in 2014.

Revenue from integrated-PV is included in our all other segment. Integrated-PV full year revenue increased by 8% year-over-year. We established two distribution centers and added new salespeople to expand our presence on the east coast during 2013. We expect integrated-PV revenues to increase approximately 10% in 2014.

Revenue from O&M includes operations and maintenance activities from the following segments: U.S. Regions, U.S. Federal, and Canada. O&M revenue increased more than 10% year-over-year. The increase was primarily due to scheduled maintenance that occurs every few years. We are expecting 2014 O&M revenues to be consistent with 2013.

2014 Outlook
Ameresco expects to earn total revenue in the range of $560 million to $600 million in 2014. The Company also expects net income for 2014 to be in the range of $7 million to $12 million. Our assumptions for 2014 guidance are as follows:

•	Project revenues from contracted backlog of approximately $210 million;

•	Project revenues from awarded projects and proposals in the range of $160 million to $185 million;

•	The remainder of revenues from all other service offerings;

•	Gross margin in the range of 18-20%; and

•	An effective income tax rate of 19%.

We expect challenging market conditions to continue in 2014. Using the same backlog analysis from 2013 actual performance explained above, 2014 revenues are expected to be consistent with 2013. Operating efficiency measures should improve profitability. We expect typical seasonality in 2014, which means that our results should be heavily weighted towards the third and fourth quarters.

Closing Remarks
We remain confident about long-term industry fundamentals. We believe that the market still has tremendous potential, and we are determined to unlock that potential while gaining market share.

In addition to delivering 2014 results, we will continue to focus on broadening our service offering, refining our value proposition and diversifying our customer mix. We also plan to be more disciplined in execution, which means concentrating our resources on awarded projects that are most likely to convert in a timely manner, tighter controls on engineering specifications, better risk management and increased oversight. We expect all of these actions to enhance our market position and improve the delivery and quality of our offering.

A rising industry trend that has been gaining momentum is on-site generation. We believe that we are well-positioned to take advantage of this trend based upon recent developments:

•	We demonstrated that selling renewable energy assets is a scalable model;

•	We received a project award for an 18.6 MW solar installation at Fort Detrick;

•
We were selected as one of the pre-qualified firms that can participate in the U.S. Army’s $21 billion multiple award task order contract (MATOC) indefinite delivery indefinite quantity (IDIQ) renewable energy program for solar, wind and biomass; and

For the long-term, we believe that over the course of 2014 we will make great progress towards positioning ourselves as the trusted sustainability partner who can transform an industry that still has tremendous potential. We believe that our efforts will generate great value for all of our stakeholders.

Reclassification of Consolidated Statement of Cash Flows
Certain prior period cash flow information included in the accompanying tables has been revised from amounts previously reported to reflect a change in the manner that we present the amounts to be paid by various U.S. federal government agencies for work performed and earned by us under specific energy savings performance contracts on the consolidated statements of cash flows.  We previously classified the advances from the investors in these projects as operating cash flows; however, we concluded during the fourth quarter of 2013 that these advances would be better classified as financing cash flows. The use of the cash received under these arrangements to pay project costs continues to be classified as operating cash flows.

The following is a summary of the impact of the change on the previously reported amounts in our consolidated statements of cash flows:

Reclassification of Consolidated Statement of Cash Flows
Year Ended December 31, 2012
	As Reported	Adjustment	Revised
Net cash provided by (used in) operating activities	$87,528,378	$(45,318,975)	$42,209,403
Net cash (used in) provided by financing activities	$(1,832,859)	$45,318,975	$43,486,116

Revenues by Segment

Revenues by Segment
Three Months Ended December 31,
	2013	2012
U.S. Regions	$100,468,627	$98,320,034
U.S. Federal	25,255,073	14,086,403
Canada	18,952,463	16,156,495
Small-Scale Infrastructure	10,064,446	10,276,410
All Other & Unallocated Corporate Activity	21,393,610	17,751,744
Total Revenues	$176,134,219	$156,591,086

Revenues by Segment
Year Ended December 31,
	2013	2012
U.S. Regions	$314,339,385	$382,118,235
U.S. Federal	70,451,614	73,469,139
Canada	68,797,187	60,563,724
Small-Scale Infrastructure	40,388,023	37,978,732
All Other & Unallocated Corporate Activity	80,195,040	77,040,735
Total Revenues	$574,171,249	$631,170,565

GAAP to Non-GAAP Reconciliation

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Three Months Ended December 31,
	2013	2012
Operating income	$3,041,065	$6,264,253
Depreciation, amortization of intangible assets and impairment	4,969,719	5,909,648
Stock-based compensation	674,127	823,216
Adjusted EBITDA	$8,684,911	$12,997,117
Adjusted EBITDA margin	4.9%	8.3%

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA):
Year Ended December 31,
	2013	2012
Operating income	$6,631,511	$28,657,002
Depreciation, amortization of intangible assets and impairment	20,474,513	20,356,415
Stock-based compensation	2,799,403	3,351,142
Adjusted EBITDA	$29,905,427	$52,364,559
Adjusted EBITDA margin	5.2%	8.3%

GAAP to Non-GAAP Reconciliation

Adjusted free cash flow:
Three Months Ended December 31,
	2013	2012
Net cash (used in) provided by operating activities	$(15,305,591)	$29,813,115
Less: purchases of property and equipment	—	(963,771)
Plus: proceeds from federal ESPC projects	18,627,286	3,334,757
Adjusted free cash flow	$3,321,695	$32,184,101

Adjusted free cash flow:
Year Ended December 31,
	2013	2012
Net cash (used in) provided by operating activities	$(60,609,206)	$42,209,403
Less: purchases of property and equipment	(2,331,004)	(5,060,751)
Plus: proceeds from federal ESPC projects	40,010,145	30,202,956
Adjusted free cash flow	$(22,930,065)	$67,351,608

Explanation of Non-GAAP Financial Measures
We use the non-GAAP financial measures defined and discussed below to provide investors and others with useful supplemental information to our financial results prepared in accordance with GAAP. These non-GAAP financial measures should not be considered as an alternative to any measure of financial performance calculated and presented in accordance with GAAP. For a reconciliation of these non-GAAP measures to the most directly comparable financial measures prepared in accordance with GAAP, please see Other Non-GAAP Disclosures in the tables above.

We understand that, although measures similar to these non-GAAP financial measures are frequently used by investors and securities analysts in their evaluation of companies, they have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for the most directly comparable GAAP financial measures or an analysis of our results of operations as reported under GAAP. To properly and prudently evaluate our business, we encourage investors to review our GAAP financial statements included above, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA
We define adjusted EBITDA as operating income before depreciation, amortization of intangible assets, impairment of goodwill and share-based compensation expense. We believe adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons: adjusted EBITDA and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired; securities analysts often use adjusted EBITDA and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and by comparing our adjusted EBITDA in different historical periods, investors can evaluate our operating results without the additional variations of depreciation and amortization expense, and share-based compensation expense.

Our management uses adjusted EBITDA: as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance; for planning purposes, including the preparation of our annual operating budget; to allocate resources to enhance the financial performance of the business; to evaluate the effectiveness of our business strategies; and in communications with the board of directors and investors concerning our financial performance.

Adjusted Free Cash Flow
We define adjusted free cash flow as net cash (used in) provided by operating activities, less purchases of property and equipment, plus proceeds from federal ESPC projects. Cash received in payment of federal ESPC projects is treated as a financing cash flow under GAAP due to the unusual financing structure for these projects. These cash flows, however, correspond to the revenue generated by these projects. Thus we believe that adjusting operating cash flow to include the cash generated by our federal ESPC projects provides investors with a useful measure for evaluating the cash generating ability of our core operating business. Our management uses adjusted free cash flow as a measure of operating performance because it captures all sources of cash associated with our revenue generated by operations.